Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of One and one Green Technologies. INC and its subsidiaries (the “Company”) of our report dated April 27, 2026, relating to our audits of the consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the three-year period ended December 31, 2025, and the related notes, appearing in the Annual Report on Form 20-F of the Company.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC
Houston, Texas
August 11, 2026